SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
OTCBB: SMTR

NEWS RELEASE - June 14, 2004
Email: investor_relations@smartire.com
Contact: Judy Leclercq
1.800.982.2001

Exhibit 99.1

SmarTire Secures $5 Million Order To Supply Taiwan Tour Bus Industry

Agreement represents first major order for SmarTire for Buses

RICHMOND, BRITISH COLUMBIA, CANADA: June 14, 2004 - SmarTire Systems Inc. (OTCBB: SMTR) announced today that the Company in conjunction with its Master Distributor in China, Beijing Boom Technology Co. Ltd., has finalized a major sales order with its exclusive dealer in Taiwan, Chu Chang International Ltd. The order valued at approximately $5 million involves the delivery of the Company's tire pressure monitoring systems (TPMS) over a period of 12 months commencing later this month and the order is being secured by an irrevocable letter of credit. The products being ordered are the Company's SmarTire for Buses for application in the tourist bus industry.

John Taylor-Wilson, VP Sales & Marketing, SmarTire Systems Inc. reported, "This Taiwanese order is extremely noteworthy for several reasons. It reflects the high level of importance being placed on tire safety by bus operators especially within the tourist industry, which we believe will result in greater demand for TPMS. The sale represents our first significant order for SmarTire's high pressure TPMS for commercial vehicle applications and demonstrates that we are receiving recognition in this major market with our SmarTire for Buses solution."

"Having seen firsthand the tragic consequences of a tire blowout on a tour bus, I am very pleased to be introducing SmarTire's pressure monitoring systems to the tour bus industry in Taiwan," says Mr. Zhn Hsen Lee, co-founder of Chu Chang International Ltd. "Safety is the utmost priority in Taiwan and we consider tire pressure monitoring as a critical safety system. We look forward to a positive relationship with SmarTire as our company actively leads the campaign for the widespread adoption of TPMS in Taiwan."

SmarTire Systems Inc. develops and markets proprietary tire monitoring systems for the transportation industry worldwide. Incorporated in 1987, SmarTire is a public company with offices in North America and Europe. Additional information can be found at www.smartire.com.

Robert Rudman

President & Chief Executive Officer

2

Legal Note on Forward Looking Statements

This news release may include statements about expected future events that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to the Company's belief that the high level of importance apparently being placed on tire safety by bus operators will result in greater demand for tire pressure monitoring systems, and our belief that our SmarTire for Buses tire pressure monitoring system will continue to receive recognition in the tour bus industry. Factors that could cause actual results to differ include uncertainties concerning the tourism industry in Taiwan and elsewhere which could impact prospective customers for our products, uncertainties concerning the market acceptance of our products, and the uncertainty of our ability to secure agreements with other bus operators for the supply of tire pressure monitoring systems or components, in the face of intense competition. Readers should also refer to the risk disclosures outlined in the Company's annual report of Form 10-KSB for the last completed fiscal year filed with the SEC.